Exhibit 10.28

MACROMEDIA

Domestic Distribution Agreement

This Distribution Agreement (the “Agreement”) between Macromedia, Inc., a Delaware corporation with principal offices at 600 Townsend St., San Francisco, California 94103 (“Macromedia”) and Tech Data Product Management. Inc. (“Distributor”), a Florida corporation, with principal offices at 5350 Tech Data Drive, Clearwater, Florida 33760 shall be effective as of the date of execution by Macromedia (“Effective Date”).

In consideration of the representations, warranties, covenants and agreements set forth herein and intending to be mutually bound, the parties hereto agree as follows:

1. Definitions Capitalized terms shall have the meaning set forth in Exhibit A, attached hereto and incorporated herein by this reference.

2. Distribution Rights

2.1 During the term of this Agreement, Macromedia grants to Distributor the non-exclusive right and license to purchase and to distribute the Products, identified on Exhibit B, to Resellers located in the Territory.

2.2 Macromedia reserves the right at any time to discontinue the production or distribution of any of its Products, to modify the design of or upgrade its Products and to change its support, warranty, or other Product-related policies upon written notice to Distributor. Macromedia also reserves the right to add Products to or delete Products from Exhibit B, at any time, upon written notice to Distributor.

3. Price, Payment

3.1 Macromedia will charge Distributor the Purchase Price for the Products according to its Price List (see Exhibit B) in effect at the time of the order. Macromedia reserves the right to change its Purchase Prices at any time, upon written notice to Distributor, and shall provide thirty (30) days notice of any increase in Prices.

3.2 In the event Macromedia reduces the Purchase Price of any Product, Macromedia will credit to Distributor an amount equal to the product of (a) the difference between the new Purchase Price and the former Purchase Price for such Product, and (b) the number of units of such Product then in Distributor’s and its customers’ inventory plus (c) the number of units sold to Resellers Forty-Five (45) days prior to the reduction provided that (i) the Resellers are entitled to price protection, and (ii) Distributor can provide evidence, within Forty-Five (45) days of notification by Macromedia, that price production has been claimed by the Resellers for such units. In the event that Macromedia should raise the Purchase Price of any Product, Macromedia will honor each order made or mailed by Distributor before such price change becomes effective at the Purchase Price in effect when such order was made or mailed.

3.3 Payments on credit terms shall be made in accordance with Payment Terms, defined on Exhibit A. If Distributor does not qualify for credit terms, or upon prior agreement with Macromedia, Distributor shall prepay orders, after first contacting Macromedia to obtain the invoice total. Macromedia shall ship Products after receipt and clearing of full prepayment. Should Macromedia grant credit terms, Macromedia reserves the right to cancel or delay delivery of Products if Distributor fails to make timely payments for Products purchased under the Agreement or if Macromedia deems itself insecure. Failure to make timely payments of undisputed obligations shall be deemed to be a material breach of the Agreement.

3.4 Any claims for a credit to Distributor’s account, upon any basis (e.g., for price protection, defective Product returns, marketing activities, etc.), shall be brought to Macromedia’s attention, in writing, within ninety (90) days of the date of the event upon which the claim is based. Macromedia agrees to consider any claims brought thereafter on a case-by-case basis.

3.5 Macromedia’s prices do not include any foreign, federal, state, local sales, or use taxes, which Macromedia may be required to pay or collect upon the delivery of the Products or upon collection of the price. Should any tax or levy be made, Distributor agrees to pay such tax or levy and indemnify Macromedia for any claim for such tax or levy demanded. Distributor covenants to Macromedia that all Products acquired hereunder will be for redistribution in the ordinary course of Distributor’s business, and Distributor agrees to provide Macromedia with appropriate resale certificate numbers and other documentation satisfactory for the applicable taxing authorities to substantiate any claim of exemption from any such taxes or fees.

4. Return of Discontinued Products; Stock Rotation

4.1 Discontinued Products Following the procedure set forth in Section 4.4 and on a dollar-for-dollar reorder basis, Distributor may return any and all discontinued Products in its inventory and discontinued Products returned to it by its Resellers, providing it does so within ninety (90) days of the release by Macromedia of the superseding Product or Macromedia’s notice of discontinuance of the Product, as applicable. If return levels of inventory are higher than 4 weeks of current run rate which means the average weekly sales by product over the past for consecutive weeks (“Run Rate”), Macromedia will work in good faith with Tech Data to take back product without having to place an offsetting PO.

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4.2 Stock Rotation Following the procedure set forth in Section 4.4 and on a dollar-for-dollar reorder basis Distributor may rotate its stock by returning up to ten percent (10%), in dollar value, of the previous calendar quarter’s purchases of Products, net of returns. If Distributor’s inventory levels exceed a 4 week current Run Rate, Macromedia will work in good faith with Tech Data to take back product.

4.3 Defective Products. Following the procedure set forth in Section 4.4 and on a dollar for dollar basis, Distributor shall return any opened units of Product returned by Resellers or End Users which is defective. Defective Product is defined as a product which (a) is considered defective in accordance with the terms of the Macromedia warranty set forth in the End User License accompanying the Product (b) has had the shrink wrap or other packaging seal broken before sale to the End User (c) is missing any components of the original package or the components of the original packaging are damaged or modified and/or (d) is in a box that has become damaged and is not otherwise fit for resale. Distributor shall place an offsetting order for any returns under this section. Distributor shall not knowingly distribute any defective products.

4.4 RMA. Distributor shall request a Return Merchandise Authorization (“RMA”) number, offering a purchase order equal to or greater in value to the aggregate Purchase Price of the Products to be returned. Upon receipt of the purchase order, Macromedia shall issue an RMA number, which must accompany the return shipment, To be eligible for return, such Products must be new, unused and in their original, sealed packaging. Returns under Section 4.2 shall be at Distributor’s expense. Returns under Section 4.3 shall be at Macromedia’s expense. However, no return will be accepted by Macromedia if, at the time of the requested return, Distributor is in material default or material breach of any provision of this Agreement, including without limitation failure to comply with any applicable credit terms or delinquency in any payment to Macromedia.

5. Orders and Shipping

5.1 Upon receipt of an order by Distributor, Macromedia shall use reasonable efforts to deliver such order to Distributor within ten (10) days of the date of such order. Orders shall be shipped F.O.B. Macromedia’s continental United States warehouse location(s). Macromedia shall ship orders in accordance with Tech Data’s published routing guides, Macromedia requests that orders be placed at least two 2 weeks in advance of the requested date for shipment but in no event shall any order be placed more than ninety (90) days in advance of the requested ship date. All risk of loss or damage to the Products will pass to Distributor upon delivery by Macromedia to the carrier, freight forwarder, or Distributor, whichever occurs first. Macromedia shall ship orders to Distributor at least as promptly as Macromedia ships any other orders received at or about the same time. Should orders for Products exceed Macromedia’s available inventory, Macromedia may allocate its available inventory and make deliveries on a basis Macromedia deems equitable, in its sole discretion, and without liability to Distributor on account of the method of allocation chosen or its implementation. In any event, Macromedia will not be liable for any damages, direct, consequential, special or otherwise, to Distributor or to any other person for failure to deliver or for any delay or error in delivery of Products. Macromedia shall provide to Distributor, at no charge, a hard copy Proof of Delivery for any drop shipment and all shipments when reasonably requested by Distributor. Macromedia shall also provide packing slips when requested. The POD shall be faxed to Distributor within ten (10) business days of the initial request. If the POD is not received within the specified time, the invoice will be considered disputed and no payment shall be made to Macromedia on that invoice until Distributor receives the POD.

5.2 Distributor shall be required to purchase a quarterly minimum in the amounts set forth in Exhibit B. All orders for Products shall be subject to the minimum order quantity set forth in Exhibit B, and Distributor will maintain inventory equal in value to the average of the preceding four week’s sale of Product, or as may otherwise be jointly agreed between Macromedia and Distributor.

5.3 Macromedia reserves the right to cancel any orders placed by Distributor and accepted by Macromedia or to refuse or delay shipment thereof, upon prior written notice, if Distributor (i) fails to make any payment of undisputed obligations as provided in this Agreement or under the terms of payment set forth in any invoice or otherwise agreed to by Macromedia and Distributor, (ii) fails to meet reasonable credit or financial requirements established by Macromedia, including any limitations on allowable credit, or (iii) otherwise fails to comply with the terms and conditions of this Agreement. No such cancellation, refusal or delay will be deemed a termination (unless Macromedia so advises Distributor) or breach of this Agreement by Macromedia.

6 . Advertising and Promotion

6.1 Distributor shall be entitled to participate in Macromedia’s Marketing Development Fund (“MDF”) Program in accordance with the terms and conditions set forth in Exhibit C attached hereto and made a part hereof. Macromedia shall be entitled to either cancel or change the terms and conditions of the MDF Program on thirty (30) days written notice.

6.2 Macromedia agrees to provide reasonable training and sales collateral materials as Distributor may request, and to provide sales training for Distributor’s staff, at times to be mutually agreed upon. In addition, Macromedia agrees to provide reasonable number of units of Product for in-house training, resources library and technical support use. These units, as well as any Not For Resale (“NFR”) units Distributor may purchase (with the exception of special, promotional “NFR” units), may not be distributed or resold. Distribution of such Products in violation of the terms of this Section will constitute a material breach of this Agreement.

6.3 Pass through Marketing Activities. Distributor shall not be financially responsible for any pass through advertising and/or marketing activities to which Macromedia

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has committed to Distributor’s Customers. Macromedia shall notify Distributor’s Product Marketing division of any such activities at least 30 days prior to the promotion or activity date. Macromedia’s notification should include the following information: the date of the activity, the type of event (i.e. end cap, preprint, etc), the Product titles involved, the specifics of the deal, and the cost of the activity. Distributor shall be entitled to deduct the full amount due for such activities from the next monies owed to Macromedia. If the amount owed by Macromedia to Distributor exceeds any balances owed by Distributor to Macromedia, then Macromedia shall, upon Distributor’s request, issue a check payable to Distributor within ten (10) business days of Distributor’s request.

6.4 Core Communication Program. Following the procedures set forth in section 6.1 and Exhibit C, Macromedia will agree to participate in the Core Communication Program as long as the cost of the program does not exceed the total MDF accrued for one quarter.

7. Reports Distributor will provide Macromedia, within three (3) business days after the end of each week, and month, a written report and computer media data files (in a format, style and manner approved by Macromedia) showing, for such week, and month (i) Distributor’s shipments of each the Products with the ship-to address, Reseller or VAR name, and the quantity and type of Product sold, and (ii) Distributor’s current inventory level for each of the Products.

8. Notice Any notices, requests and demands hereunder to be given by either party to the other shall be in writing and sent by certified mail to each party’s address as set forth above and sent to the attention of the Senior Buyer or Product Manager as applicable if sent to Distributor, and to the attention of the Account Manager - Distributor Sales, if sent to Macromedia, with a courtesy copy to the General Counsel of Macromedia.

9. Warranties and Disclaimers.

9.1 Warranty to Distributor. Macromedia hereby warrants that Macromedia has all right, title, and ownership interest necessary to sell the Products to Distributor pursuant to this Agreement, the Products are new and shall be free and clear of all liens and encumbrances.

9.2 Macromedia and Distributor shall comply with any and all applicable United States codes, laws and regulations.

9.3 Product Warranty. Macromedia provides a limited warranty to end users of the Products in the End User License Agreement which is incorporated into the Products. Distributor will make no other warranty on Macromedia’s behalf.

9.4 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PRODUCTS ARE PROVIDED WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. MACROMEDIA DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE PRODUCTS WILL BE UNINTERRUPTED OR ERROR FREE. MACROMEDIA DISCLAIMS ALL OTHER WARRANTIES AND CONDITIONS, EITHER EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10. Indemnification

10.1 Indemnification of Distributor.

Macromedia agrees that, if notified promptly in writing and given sole control of the defense and all related settlement negotiations, and if Distributor cooperates and provides reasonable assistance at Macromedia’s expense, Macromedia will defend Distributor against any claim based on an allegation that (i) a Product supplied hereunder infringes a US copyright, US trademark, US Patent or state trade secret right, (ii) a Product supplied hereunder caused the death of or a personal injury to, any person, (iii) Macromedia violated any United States law, statute or ordinance or any United States governmental or administrative order, rule or regulation with regard to the Product or its manufacture, possession, use or sale or (iv) arises from Macromedia’s acts or omissions to the extent that Macromedia was found liable by a court of competent jurisdiction. Macromedia will pay any resulting costs, damages and attorneys’ fees finally awarded by a court with respect to any such claims. Distributor agrees that, if the Products in the inventory of Distributor, or the operation thereof, become, or in Macromedia’s opinion are likely to become, the subject of such a claim, Distributor will permit Macromedia, at Macromedia’s option and expense, to, among other things, procure the right for Distributor to continue marketing and using such Products, or to replace or modify them so that they become non-infringing. If neither of the foregoing alternatives is available on terms that Macromedia in its sole discretion deems reasonable, Distributor will return such Products on written request from Macromedia. Macromedia will grant Distributor a credit equal to the price paid by Distributor for such returned Products, as adjusted for discounts, returns and credits actually given, provided that such returned Products are in an undamaged condition. Macromedia will have no obligation to Distributor with respect to infringement of patents, copyrights, trademarks or trade secrets or other proprietary rights beyond that stated in this Section 10.1

10. 2 Limitation

Notwithstanding Section 10.1 Macromedia will not be liable to Distributor for any claim arising from or based upon any alteration or modification of the Products by Distributor or any third party under the control or direction of Distributor.

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10.3 Indemnification of Macromedia

Distributor agrees to indemnify and hold harmless Macromedia, its affiliates, employees and agents, against any and all claims and liabilities (including reasonable attorney’s fees and costs of litigation) arising from Distributor’s acts, omissions or misrepresentations, regardless of the form of action.

11. Term and Termination

11.1 This Agreement shall become effective as of the Effective Date and shall continue in force until terminated by either party, as set forth in Sections 11.2 and 11.3, below.

11.2 Either party hereto may terminate this Agreement upon thirty (30) days written notice to the other (a) following any material breach or omission by the other with respect to any term, representation, warranty, condition, or covenant hereof and the failure of such other party to cure such breach or omission prior to the expiration of such thirty (30) day period, provided that in the event Distributor defaults in any payment due Macromedia such notice period prior to termination will be reduced to ten (10) days; or (b) if (i) the other party is adjudged insolvent or bankrupt or circumstances arise that would entitle a court to make such a finding, (ii) all or a substantial portion of its assets are transferred to an assignee for the benefit of creditors, to a receiver or a trustee in bankruptcy or (iii) the other party ceases its business operations

11.3 Either party may terminate this Agreement at will, at any time during the term of this Agreement, with or without cause, by written notice given to the other party not less than one hundred days (100) days prior to the effective date of such termination.

11.4 Upon termination of this Agreement, Distributor shall submit to Macromedia within ten (10) days after the effective date of termination, a list of all Products in Distributor’s inventory. If either Macromedia or Distributor terminates this Agreement in accordance with Section 11.3 or if Distributor terminates this Agreement in accordance with Section 11.2, then Macromedia shall repurchase all such Products, if they are in new and original condition. If Macromedia terminates this Agreement in accordance with Section 11.2, Macromedia may, at its option, repurchase any such Products, if they are in new and original condition. If Macromedia exercises its option to repurchase, Distributor shall return all products, which Macromedia has agreed to repurchase. After receipt of all returned Products, which must be returned to Macromedia at Distributor’s expense within thirty (30) days of Macromedia’s authorization, Macromedia will pay Distributor the actual price Distributor paid for such Products, less applicable rebates or credits and subtracting any amounts then owing to Macromedia. If Macromedia chooses not to repurchase any Products in Distributor’s inventory, Distributor shall have sixty (60) days from the effective date of termination to distribute such Products on a non-exclusive basis, in accordance with normal business practice and the terms and conditions of this Agreement including the limitations of Section 4.3, except for the offsetting purchase order.

11.5 In the event Macromedia issues a notice of termination due to Distributor’s breach of this Agreement, Macromedia will be entitled to reject all or part of any orders received from Distributor after notice but prior to the effective date of termination. In the event a notice of termination is issued by either party, Macromedia may limit monthly shipments to Distributor during the notice period to Distributor’s average monthly shipments from Macromedia during the twelve (12) months prior to the date of notice of termination. Notwithstanding any credit terms made available to Distributor prior to the date of a termination notice, any Products shipped thereafter will be paid for by certified or cashier’s check prior to shipment. The due dates of all outstanding invoices to Distributor for the Products will be accelerated automatically so they become due and payable on the effective date of termination, even if longer terms had been provided previously. All orders or portions thereof remaining unshipped as of the effective date of termination will automatically be canceled and any unused MDF will be forfeited.

11.6 DISTRIBUTOR AND MACROMEDIA EACH WAIVE ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. THE PARTIES ACKNOWLEDGE THAT THIS SECTION 11.6 HAS BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR MACROMEDIA TO ENTER INTO THIS AGREEMENT AND THAT MACROMEDIA WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS OF LIABILITY AS SET FORTH HEREIN.

11.7 The termination of this Agreement shall not affect any rights of either party with respect to any breach of this Agreement, or any rights under Section 10 (Indemnification) hereof or Distributor’s rights to market and promote Distributor’s inventory of Products as provided in Section 11.4 above. In addition the following Sections shall survive any termination of this Agreement: 3.3, 3.4, 3.5, 9.4, 11.6, 11.7, 12, 13, and 14.

12. Limitation of Liability

12.1 NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER, UNDER ANY THEORY, FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS OR LOSS OF PROFITS) OR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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MACROMEDIA’S LIABILITY FOR DAMAGES UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE TOTAL AMOUNTS PAID TO MACROMEDIA FOR THE PREVIOUS TWELVE (12) MONTHS AGGREGATE PURCHASES, BASED FROM THE DATE THE ACTION ACCURED (“CAP”); PROVIDED, HOWEVER, SUCH CAP SHALL NOT APPLY TO MACROMEDIA’S INDEMNITY OBLIGATION TO DISTRIBUTOR FOR THIRD PARTY INTELLECTUAL PROPERTY CLAIMS AS EXPRESSLY SET FORTH IN SECTION 10.1(i) OF THIS AGREEMENT. THE PARTIES AGREE TO THE ALLOCATION OF LIABILITY AND RISK SET FORTH IN THIS SECTION.

12.2 No action arising out of or related to this Agreement, regardless of form, may be brought by Distributor more than two (2) year after the cause of action has accrued.

13 Trademarks, Trade Names And Copyrights

13.1 During the term of this Agreement, Distributor is authorized by Macromedia to use the trademarks Macromedia uses for the Products solely in connection with Distributor’s advertisement, promotion and distribution of the Products. Distributor’s use of such trademarks and logos will be in accordance with Macromedia’s written policies in effect from time to time, including but not limited to trademark usage Guidelines at www.macromedia.com.

13.2 As both a covenant by Distributor and a condition of Macromedia’s authorization of Distributor’s distribution, Distributor will include on each copy of any materials that it creates regarding or referring to the Products all trademark, copyright and other notices of proprietary rights included by Macromedia on the Products or requested to be so included by Macromedia from time to time. Distributor agrees not to alter, erase, deface or obscure any such notice on anything provided by Macromedia.

13.3 Distributor has paid no consideration for the use of Macromedia’s trademarks, logos, copyrights, trade secrets, trade names or designations, and nothing contained in this Agreement will give Distributor any interest in any of them. Distributor acknowledges that Macromedia owns and retains all copyrights and other proprietary rights in all the Products, and agrees that it will not at any time during or after this Agreement assert or claim any interest in or do anything that may adversely affect the validity or enforceability of any trademark, trade name, trade secret, copyright or logo belonging to or licensed to Macromedia (including, without limitation, any act, or assistance to any act, which may infringe or lead to the infringement of any copyright in the Products) or attempt to grant any right therein. Distributor agrees not to attach any additional trademarks, logos, trade designations or other legends to any Product without the prior written consent of Macromedia. Distributor further agrees not to affix any Macromedia trademark, logo or trade name to any non-Macromedia product.

13.4 Except to the extent permitted pursuant to Section 11.4 hereof, upon termination of this Agreement, Distributor will forthwith cease all display, advertising and use of all Macromedia names, marks, logos and designations and will not thereafter use, advertise or display any name, make or logo which is, or any part of which is, similar to or confusing with any such designation associated with any Product.

13.5 Distributor agrees to cooperate at Macromedia’s expense in Macromedia’s efforts to protect its proprietary rights. Distributor agrees to notify Macromedia of any known or suspected breach of Macromedia’s proprietary rights that comes to Distributor’s attention.

14. Other Terms and Provisions

14.1 This Agreement and the Exhibits attached hereto contain all the Agreements, understanding, representations, conditions, warranties and covenants, and constitutes the sole and entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior communications or agreements, written or oral. This Agreement may not be released or modified except by the mutual written consent of both Distributor and Macromedia as attested to by an instrument signed by an officer of each of them.

14.2 Macromedia and Distributor are each independent entities and neither party shall be, nor represent itself to be, a franchiser, franchisee, joint venture, partner, master, servant, principal, agent or legal representative of the other party for any purpose whatsoever.

14.3 If any provision of this Agreement is declared invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

14.4 All terms, conditions, or provisions which may appear as preprinted language or otherwise be inserted within any purchase order, confirmation or invoice for any Product shall be of no force (unless mutually agreed upon by both parties) and effect notwithstanding the execution of such purchase order or other document subsequent to the date of this Agreement.

14.5 The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective assignees, successors, executors and administrators, as the case may be; provided, that, as the license from Macromedia hereunder is personal to Distributor, Distributor may not sublicense, assign or transfer any of its rights, privileges or obligations hereunder either in whole or in part, without the prior written consent of Macromedia. Nor shall an assignment or transfer of the

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Agreement and the licenses granted herein be affected by operation of law, such as for example, by merger, consolidation, sale of the business or assets, or by acquisition of a majority of the voting stock of Distributor by a third party, without the prior written consent of Macromedia. Any attempted assignment in violation of the provisions of this Section 14.5 will be void.

14.6 In the event any litigation is brought by either party in connection with this Agreement, the prevailing party in such litigation will be entitled to recover from the other party all the costs, attorney’s fees and other expenses incurred by such prevailing party in the litigation.

14.7 Waiver by either Distributor or Macromedia of one or more terms, conditions, or defaults of this Agreement shall not constitute a waiver of the remaining terms and conditions or of any future defaults of this Agreements.

14.8 The validity. interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of California excluding that body of laws controlling conflict of laws. Any suit between the parties relating to this Agreement shall take place in the state courts located in San Francisco County, California, or the federal courts for the Northern District of California. The parties hereby submit to the personal jurisdiction of, and waive any objection to, the jurisdiction of or venue in such courts.

14.9 Insurance. Macromedia shall maintain Commercial General Liability Insurance in an amount standard and reasonable for the industry. Upon request by Tech Data, Macromedia shall provide certificates of insurance as proof of such coverage.

14.10 Confidentiality. Each party acknowledges that in the course of performance of its obligations pursuant to this Agreement, it may obtain certain information specifically marked as confidential or proprietary (“Confidential Information”). Each party hereby agrees that all such Confidential Information communicated to it by the other party whether before or after the Effective Date, shall be and was received in strict confidence, shall be used only for purposes of this Agreement, and shall not be disclosed without the prior written consent of the other party. Confidential Information shall not include information which: (a) was lawfully in the receiving party’s possession from a source other than the disclosing party before receipt from the disclosing party; (b) is or became available to the public through no fault of the receiving party; (c) was obtained in good faith by the receiving party from a third party who was lawfully in possession of such information, not subject to an obligation of confidentiality owed to the disclosing party; (d) was independently developed by the receiving party, without reference to Confidential Information received hereunder and not in breach of this Agreement; or (e) was communicated in response to a valid order by a court or other governmental body, or was otherwise required by law. The provisions of this Section shall survive termination or expiration of this Agreement until such time as the information is no longer Confidential Information or three years after said termination or expiration, whichever period is shorter.

MACROMEDIA, INC.

By:	/s/ STEPHEN ELOP

Name:	STEPHEN ELOP

Title:	EVP

Date:	6/29/01

TECH DATA PRODUCT MANAGEMENT, INC.

By:	/s/ ELIO LEVY

Name:	ELIO LEVY

Title:	Senior Vice President, Marketing

Date:	4/30/01

Tel/Fax:	727-539-7429/ 727-538-7094

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Exhibit A

Definitions

For the purpose of this Agreement, the following terms shall have the meanings set forth below:

1. “Intellectual Rights” shall mean any rights relating to any trademark, trade name, service mark, copyright, trade secret, invention, industrial model, patent, process, technology, know-how or design.

2. “Payment Terms”, unless otherwise specified by Macromedia, shall mean “net 30”, defined as requiring payment to arrive in Macromedia’s account by the 30th calendar day after Macromedia ships the Product.

3. “Products” shall mean the products listed on the Price List identified on Exhibit B, which may be amended by Macromedia from time to time, in its sole discretion and any documentation relating to the Products. All references to the “sale” of Products shall mean the sale by Distributor of the media, on which the Products are embodied, and of Macromedia’s license to use the Software Products.

4. “Purchase Price” shall mean the price at which Distributor may purchase the Product, set forth on Exhibit B.

5. “Resellers” shall mean persons or entities who purchase Products from Distributor and resell Product to end-users.

6 “Return Price” for any unit of Product shall mean the amount originally billed Distributor for such unit less any rebates with respect to such unit actually paid or credited by Macromedia to Distributor.

7. “Territory” means the United States of America. This does not include any US territories.

Exhibit B

Products and Prices

See the Price List supplied in conjunction with this Agreement.

Macromedia shall give written notice to Distributor of any change in the price of any Product. Upon the addition of new Products, the Price List will be amended to include the prices for any such additional Products.

Minimum Order Quantity

All orders for Products shall be subject to a minimum quantity of 5 units per SKU

Quarterly Minimum Purchase Commitment

There is no quarterly minimum purchase requirement under this Agreement other than the requirement to maintain inventory as set forth in Section 5.2.

Exhibit C

Macromedia Marketing Development Funds Program

The Marketing Development Funds (“MDF”) Program is designed to assist Distributors to promote Macromedia products in the Territory. Funds are accrued at Macromedia as a percentage of Distributor’s purchases at the rate of one and one-half per cent (1.5%) of each invoice and are deemed “earned” as of the date of the invoice. Funds always remain the property of Macromedia and are provided to Distributor, as a credit to its account with Macromedia, as follows:

Distributor must first contact Macromedia for prior approval of contemplated marketing expenditures. After approval and expenditure, Distributor shall request reimbursement by invoice to Macromedia, providing proof of performance and requesting a credit to its account. Once Macromedia has verified Distributor’s request, it will debit Distributor’s MDF account and confirm a credit to Distributor’s account, in the form of a credit memo. Distributor may deduct the amount of its credit from its payments due Macromedia, only after receipt of the credit memo.

MDF claims for credit, along with an invoice and supporting documentation of performance, must be received by Distributor’s Macromedia Sales Representative, by mail, within three (3) months of Distributor’s approved expenditure, in order to be considered. Funds are available for six months after they are earned. After six months, unclaimed funds will expire, revert to Macromedia and cannot be re-instated. Requests for reimbursement are always charged against the oldest outstanding accrual. Funds that are not timely claimed after termination of the Distribution Agreement will revert to Macromedia and will not be paid out in cash or credit.

Macromedia may provide periodic reports of the status of Distributor’s account. However, management of marketing expenditures, tracking of Distributor’s MDF account and timely requests for reimbursement of expenditures are the sole responsibility of Distributor.

Amendment Number One

to

Macromedia Domestic Distribution Agreement

This Amendment Number One (the “Amendment”) to Macromedia Domestic Distribution Agreement is entered into as of the 1st day of March, 2002 (the “Amendment Effective Date”) by and between Macromedia, Inc., a Delaware corporation with a principal place of business at 600 Townsend Street, San Francisco, California, 94103 (“Macromedia”) and Tech Data Product Management Inc., a Florida corporation with a principal place of business at 5350 Tech Data Drive, Clearwater, Florida, 33760 (“Distributor or Tech Data”) with regard to that certain Macromedia Domestic Distribution Agreement, effective as of June 29, 2001 (the “Effective Date”) by and between Macromedia and Distributor (the “Agreement”). Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Agreement

RECITALS

WHEREAS, Macromedia and Distributor entered into the Agreement pursuant to which Macromedia provides Products to Distributor and Distributor distributes the Products to Resellers;

WHEREAS, certain Resellers to whom Products are distributed are involved in the sale of Products to federal, state and local governments, and their various agencies and departments (the “Government”);

WHEREAS, Macromedia desires to promote and enhance the sale of Products to the Government and Distributor is willing to assist Macromedia by providing services to promote Products to Resellers bidding on Government business on the terms of this Amendment;

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements, provisions and covenants contained in this Amendment and the Agreement, the parties hereby agree, pursuant to Section 14.1 of the Agreement, as follows:

1.	Attach the attached “Government Sales Addendum” as an Addendum to the Agreement.

2.	No Effect on Remaining Provisions. Except as amended by this Amendment, the provisions of the Agreement remain in full force and effect.

3.	This Amendment may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute one and the same Amendment.

4.	This Amendment shall be governed by, and construed in accordance with, the laws of the State of California and the United States (excluding the United Nations Convention on Contracts for the International Sale of Goods) without regard to conflict of laws principles thereof or of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the Amendment Effective Date.

MACROMEDIA, INC.	TECH DATA PRODUCT MANAGEMENT, INC.

/s/ Scott Larrimer	/s/ Elio Levy
Signature	Signature

Scott Larrimer	Elio Levy
Printed Name	Printed Name

V.P. Sales Ops.	S.V.P., Marketing
Title	Title

3/8/02	3/1/02
Date	Date

GOVERNMENT SALES ADDENDUM TO

DOMESTIC DISTRIBUTION AGREEMENT

1. Tech Data Services. Tech Data agrees to provide the following services and support relating to the sale of Macromedia’s Products to Resellers for resale to the Government:

(a) Government Point-of-Sale Report. Tech Data shall provide to Macromedia a weekly Point-of-Sale Report via Electronic Data Interchange and monthly Point-of-Sale Report via electronic spreadsheet showing sales of Products to Resellers which Tech Data has been advised are to fulfill Government orders and for which Tech Data is seeking a service discount under section 2 of this Addendum.

(b) Government End User Data. Prior to any Service Discount application or payment, Tech Data shall provide Government End User Data demonstrating that Reseller’s end user is a federal, state or local government, or other agency as indicated herein. Such Government End User Data can be part of the Government Point-of-Sale report but, must be provided to Macromedia in order for Service Discounts to be applied and paid by Macromedia. Government end user data must be provided monthly and such reports shall be sent to the attention of Mike Xenakis, Macromedia, Inc., 600 Townsend Street, San Francisco, CA 94103.

(c) Bids. When solicited for quotes on Product pricing related to Government orders, Tech Data will quote Macromedia Products if the Products meet the bid criteria, price criteria and other criteria of Tech Data, Resellers and the Government order.

2. Compensation for Services. In consideration of the services provided by Tech Data and the opportunities arising through Resellers for resale of the Products to the Government, Macromedia shall provide Tech Data with the following:

(a) Service Discount. Discount percentages will be stated within the Macromedia Government Box Price List. The discount percentages are SKU specific. Macromedia agrees to provide the Government Box Price List to Tech Data on a monthly basis. The discounts stated within the Macromedia Government Box Price list will be given to Tech Data off the price paid by Tech Data to Macromedia (over the present discount percentage stated in the Agreement) for Products sold by Tech Data to Resellers for Government orders shown on the Government Point-of-Sale Report. Macromedia will give a payment credit to Tech Data within thirty (30) days of Macromedia’s receipt of the Government Point-of-Sale Report.

(b) Agencies. In addition to orders shown on the Government Point-of-Sale Report, the Service Discount shall apply to the following other markets, such as private schools or private hospitals, if any. Macromedia reserves the right, in its discretion and at any time in the future, to amend this Addendum by adding Agencies, pursuant to this Section, upon notice to Tech Data.

NONE

3. Term. The term of this Addendum shall commence on the Amendment Effective Date of the Amendment to which it is attached and shall continue until the earlier of (a) expiration or termination of the Agreement or (b) termination of this Addendum as set forth herein. Either party may terminated this Addendum for cause by written notice if the other party breaches a material provision of this Addendum and fails to cure such breach within thirty (30) days of receipt of notice of such breach by the non-breaching party. Either party may terminate this Addendum solely for its convenience upon thirty (30) days prior written notice to the other party. Termination of this Addendum shall not affect the Agreement nor affect any specific agreement between Macromedia and Tech Data, including, but not limited to any purchase orders or letters of supply entered into prior to the date of termination. Upon termination of this Addendum, Macromedia shall pay to Tech Data all amounts due hereunder for Government sales shown on Government Point-of-Sale Reports through the date of termination. Macromedia will also honor the Service Discount for the complete term of all outstanding contracts awarded to resellers prior to the date of termination of this Addendum.

4. Terms and Conditions. The terms and conditions contained in the Agreement, as modified by this Addendum and the Amendment to which it is attached, shall apply to this Addendum, as if set out herein in full. Any modifications to the Agreement set forth herein are effective only for the matters covered by this Addendum.